EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Micromuse Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 to be filed on or about January 10, 2003 of our report dated October 24, 2002, relating to the consolidated balance sheets of Micromuse Inc. and its subsidiaries as of September 30, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended September 30, 2002, and related schedule, which report appears in the September 30, 2002 annual report on Form 10-K of Micromuse Inc.

/s/ KPMG LLP

Mountain View, California
January 13, 2003